FROM:         Health Fitness Corporation
              3600 American Blvd West, Suite 560
              Minneapolis, MN 55431
              952-831-6830

CONTACT: Wes Winnekins, CFO, 952-897-5275 - wwinnekins@hfit.com -or-Dennis B. McGrath, McGrath Buckley Communications Counseling 651-646-4115; dennis@mcgrath-buckley.com

FOR IMMEDIATE RELEASE

HEALTH FITNESS ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS

      MINNEAPOLIS, May 10, 2006 --- Health Fitness Corporation (OTC Bulletin
Board: HFIT) today reported financial results for its first quarter ended March 31, 2006. Comparative results for the first quarter of 2006 and 2005 respectively, were:

      -     Total revenue increased 8.2% to $14.6 million from $13.5 million;

      -     Operating income decreased 65.3% to $0.4 million from $1.1 million;

      - Net earnings applicable to common shareholders decreased 10.3% to $0.56 million from $0.63 million; and

      - Diluted earnings per share decreased to $0.01 per share from $0.04 per share.

      "We are performing close to plan for our first quarter," said Jerry Noyce, President and Chief Executive Officer. "First quarter results include the planned investment we made in late 2005 and the first quarter of 2006 to enhance and strengthen the operational capabilities of our corporate health management business. We hired several new associates to oversee the development and execution of our health management business plan, in addition to welcoming eighteen new employees from our December 2005 acquisition of HealthCalc.Net. These additional expenses resulted in a decline of our operating profit. At this point, we believe these investments have begun to realize results. We recently launched our health management program to two new Fortune 500 customers and experienced an increase in the number of invitations to propose our health management services to large companies, which otherwise would not have occurred without this investment. These are positive indications that our plan to expand beyond fitness management into a broader platform involving integrated health management services is moving in the right direction. To improve our future competitive position, and ensure our plan achieves long-term revenue and profitability growth for our investors, it is imperative that we continue to prudently invest in people and technology. The health of the American population is at its lowest levels, and employers are scrambling to find solutions to stem the rising cost of employee healthcare. We look forward as we improve our capabilities and market position to capitalize on the opportunities that are developing in corporate health management."

      FIRST QUARTER PERFORMANCE

      Revenue was $14,567,261 for the first quarter, up $1,102,160, or 8.2%, compared to $13,465,101 for the first quarter last year. Gross profit was $3,604,480 for the quarter, an increase of $162,678, or 4.7%, compared to $3,441,802 for the first quarter last year. Gross profit as a percent of revenue was 24.7% for the quarter compared with 25.6% for the same period last year. A non-cash benefit of $434,521 was recorded during the first quarter due to a change in the fair value of warrants we issued in 2005 to new investors. Net earnings applicable to common shareholders were $563,263, a decrease of $64,671, or 10.3%, compared to $627,934 for the same quarter last year.

      Noyce commented further about financial results for the first quarter:

      - "Revenue from our Health Management Program Services increased $779,302, or 206.0%, to $1,157,564, from $378,262 for the first quarter of 2005. This increase is due to revenue of $590,864 from HealthCalc, a company we acquired in December 2005. The remaining revenue increase of $188,438 is due to the start-up of two new health management contracts in the energy industry.

      - Revenue from fitness and health management staffing contracts increased by $81,000 and $21,000 respectively, compared to the first quarter of last year. These increases are due primarily to price increases and revenue from new management contracts outpacing the revenue lost from contracts that canceled during the first quarter of 2005.

      - Revenue from Program Services offered at our managed fitness centers increased 45.7% to $703,434, from $482,671 for the first quarter of 2005. This increase is due primarily to increased service penetration at managed sites.

      - Gross profit as a percent of revenue fell to 24.7% for the quarter, from 25.6% for the first quarter of 2005. This decrease is due primarily to start-up costs for a large fitness management contract in the automotive industry, and two new health management contracts in the energy industry. Our experience indicates that as large contracts enter into full production, gross margins typically improve.

      - Operating expenses increased $879,165, or 37.5%, to $3,223,537, from $2,344,372 for the first quarter of 2005. Of this increase, approximately $509,000 is due to salaries, other operating expenses and asset depreciation related to our acquisition of HealthCalc. In addition, we incurred approximately $75,000 of stock option compensation expense in the first quarter of 2006 in connection with our adoption of FAS 123R on January 1, 2006. The remaining cost increase of $295,000 is primarily due to additional staff we hired during 2005 to further develop and better execute our health management business plan. We will continue to incur these expenses on a quarterly basis.

      - For the quarter ended March 31, 2006, we recorded $435,000 of non-cash income related to a change in fair value for 1,530,000 warrants we issued in connection with the sale of $10.2 million of our Series B Convertible Preferred Stock in November 2005. At the time of this financing, the warrants were deemed a derivative liability, which we have reflected on our balance sheet. On a quarterly basis, we are required to revalue these warrants, and the resulting change in value will be reflected in our statement of operations as non-cash income or expense. This warrant liability will remain until the warrants are exercised, expire, or other events take place, the timing of which may be outside our control," Noyce concluded.

      ABOUT THE COMPANY

      Health Fitness Corporation is a leading provider of fitness and health management services to corporations, hospitals, and communities. Serving clients for over 30 years, HFC provides fitness and health management services to more than 400 on-site and remote locations across the U.S. and Canada. For more information about Health Fitness Corporation, go to www.hfit.com.

      FORWARD-LOOKING STATEMENTS

      Certain statements in this release, including, without limitation, those relating to management's belief that its health management strategic plan is moving in the right direction, management's belief that long-term revenue and profitability growth can be achieved, and management's belief that our investments in corporate health management has begun to realize results, are forward-looking statements. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. The words "believe," "estimate," "expect," "intend," "may," "could," "will," "plan," "anticipate," and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, our inability to deliver the health management services demanded by major corporations, our inability to successfully cross-sell health management services to our fitness management clients, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission including our Form 10-K for 2005 as filed with the SEC. You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

      Financial tables follow ...

                                    - MORE -

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                           HEALTH FITNESS CORPORATION
                       CONSOLIDATED STATEMENTS OF EARNINGS

                                                           (Unaudited)
                                                        Three Months Ended
                                                            March 31,
                                                  -----------------------------
                                                      2006             2005
                                                  ------------     ------------
REVENUE                                           $ 14,567,261     $ 13,465,101

COSTS OF REVENUE                                    10,962,781       10,023,299
                                                  ------------     ------------

GROSS PROFIT                                         3,604,480        3,441,802

OPERATING EXPENSES
    Salaries                                         1,678,834        1,387,923
    Selling, general and administrative              1,436,241          736,866
    Amortization of intangible assets                  108,462          219,583
                                                  ------------     ------------
           Total operating expenses                  3,223,537        2,344,372
                                                  ------------     ------------

OPERATING INCOME                                       380,943        1,097,430

OTHER INCOME (EXPENSE)
    Interest expense                                    (1,680)         (11,923)
    Change in fair value of warrants                   434,521                -
    Other, net                                          (4,010)          (1,650)
                                                  ------------     ------------
EARNINGS BEFORE INCOME TAX EXPENSE                     809,774        1,083,857
INCOME TAX EXPENSE                                     150,101          434,323
                                                  ------------     ------------

NET EARNINGS                                           659,673          649,534

    Dividend to preferred shareholders                  96,410           21,600
                                                  ------------     ------------

NET EARNINGS APPLICABLE TO COMMON SHAREHOLDERS    $    563,263     $    627,934
                                                  ============     ============

NET EARNINGS PER COMMON SHARE:
    Basic                                         $       0.04     $       0.05
    Diluted                                               0.01             0.04

WEIGHTED AVERAGE COMMON SHARES  OUTSTANDING
    Basic                                           15,001,832       12,619,603
    Diluted                                         19,666,941       16,614,522

                                    - MORE -

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                           HEALTH FITNESS CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                             (Unaudited)
                                                                               March 31,     December 31,
                                                                                 2006           2005
                                                                             ------------   -------------
ASSETS

CURRENT ASSETS
    Cash                                                                     $    416,597   $   1,471,505
    Trade and other accounts receivable, less allowances of $205,300 and
       $200,700                                                                 9,138,011       8,839,046
    Prepaid expenses and other                                                    557,211         509,273
    Deferred tax assets                                                           353,300         337,800
                                                                             ------------   -------------
           Total current assets                                                10,465,119      11,157,624

PROPERTY AND EQUIPMENT, net                                                       394,955         347,820

OTHER ASSETS
    Goodwill                                                                   12,983,762      12,919,689
    Software, less accumulated amortization of $88,100 and $0                   1,735,815       1,762,000
    Customer contracts, less accumulated amortization of $1,686,300 and
       $1,626,100                                                                 128,681         188,889
    Trademark, less accumulated amortization of $171,800 and $147,000             321,244         346,057
    Other intangible assets, less accumulated amortization of $110,000 and
       $88,000                                                                    419,052         441,086
    Deferred tax assets                                                           567,401         374,500
    Other                                                                          41,269          47,105
                                                                             ------------   -------------
                                                                             $ 27,057,298   $  27,584,770
                                                                             ============   =============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Trade accounts payable                                                   $    739,339   $     687,125
    Accrued salaries, wages, and payroll taxes                                  1,853,831       2,693,927
    Other accrued liabilities                                                     855,811         763,115
    Accrued self funded insurance                                                 357,918         250,000
    Deferred revenue                                                            1,732,764       1,868,446
                                                                             ------------   -------------
           Total current liabilities                                            5,539,663       6,262,613

LONG-TERM OBLIGATIONS                                                                   -               -

COMMITMENTS AND CONTINGENCIES                                                           -               -

WARRANT OBLIGATION                                                              1,776,367       2,210,889

PREFERRED STOCK, $0.01 par value; 5,000,000 shares authorized, 0 and 1,000
    issued and outstanding                                                              -       8,623,546

STOCKHOLDERS' EQUITY
    Common stock, $0.01 par value; 25,000,000 shares authorized;
       18,930,368 and 13,787,349 shares issued and outstanding                    189,304         137,874
    Additional paid-in capital                                                 24,266,420      15,625,425
    Accumulated comprehensive income                                                 (898)          1,245
    Accumulated deficit                                                        (4,713,558)     (5,276,822)
                                                                             ------------   -------------
                                                                               19,741,268      10,487,722
                                                                             ------------   -------------
                                                                             $ 27,057,298   $  27,584,770
                                                                             ============   =============


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